Exhibit 99.1

Synthetic Biologics Reports Results of Independent Third Party Evaluations of TrimestaTM Data from

Investigator-Sponsored Phase 2 Clinical Trial for Relapsing-Remitting Multiple Sclerosis

-- Data Analysis Did Not Demonstrate Statistically Significant Differences

Between Treatment and Placebo Groups --

For Immediate Release

Rockville, MD, February 2, 2016 – Synthetic Biologics, Inc. (NYSE MKT: SYN), a clinical stage company focused on developing therapeutics to protect the gut microbiome, today reported independent third party analysis of the investigator-sponsored Phase 2 clinical trial that evaluated Trimesta as a treatment for relapsing-remitting multiple sclerosis (RRMS) in women (NCT00451204).

In November 2015, Synthetic Biologics disclosed its intention to conduct independent third party analysis of the Phase 2 RRMS clinical trial data for purposes of evaluating Trimesta’s potential further development. Evaluations were conducted by two independent clinical research organizations. Both the clinical and magnetic resonance imaging (MRI) results from the independent analyses did not demonstrate statistically significant differences between the Trimesta plus Copaxone treatment group compared to the Copaxone plus placebo group at either 12 or 24 months. On the basis of these findings, the Company has decided to terminate its license and clinical trial agreements relating to Trimesta with the Regents of the University of California.

Third Party Analysis of Trimesta Data from Investigator-Sponsored Phase 2 RRMS Clinical Trial (differences between the Trimesta plus Copaxone treatment group compared to the Copaxone plus placebo group):

Clinical Analysis:

•	Annualized relapse rate at 24 months 0.17 vs. 0.25 (p=0.302)
•	Annualized relapse rate at 12 months 0.13 vs. 0.19 (p=0.252)

MRI Analysis:

•	Brain Volumes – change from baseline in patients without enhancing lesions at baseline
o	Whole brain at 12 months -0.34 vs. -0.48 (p=0.321) and 24 months -0.70 vs. -0.79 (p=0.686)
o	Whole gray matter at 12 months -0.44 vs. -0.70 (p=0.130) and 24 months -0.92 vs. -0.98 (p=0.772)
o	Cortical gray matter at 12 months -0.36 vs. -0.76 (p=0.071) and 24 months -0.93 vs. -1.12 (p=0.487)
o	White matter at 12 months -0.18 vs. -0.15 (p=0.879) and 24 months -0.38 vs. -0.48 (p=0.713)

•	Enhancing lesion volume – odds ratio (OR) for treatment effect
o	OR 1.35 at 12 months (p=0.46)
o	OR 1.39 at 24 months (p=0.43)

•	Total T2 lesion volume – change from baseline
o	29% vs. 27% at 12 months (p=0.54)
o	25% vs. 23% at 24 months (p=0.67)

“We are disappointed with the outcome of the data analyses which did not demonstrate statistically significant treatment effects in this study,” said Jeffrey Riley, Chief Executive Officer of Synthetic Biologics. “We intend to focus the Company’s resources on its other programs, including our two Phase 2 gut microbiome programs which have both demonstrated positive topline clinical results.”

About Synthetic Biologics, Inc.

Synthetic Biologics, Inc. (NYSE MKT: SYN) is a clinical stage company developing therapeutics to protect the microbiome while targeting pathogen-specific diseases. The Company's lead candidates in Phase 2 development include: (1) SYN-004 which is designed to protect the gut microbiome from the effects of certain commonly used intravenous (IV) antibiotics for the prevention of C. difficile infection and antibiotic-associated diarrhea (AAD), and (2) SYN-010 which is intended to reduce the impact of methane producing organisms in the gut microbiome to treat an underlying cause of irritable bowel syndrome with constipation (IBS-C). In collaboration with Intrexon Corporation (NYSE: XON), the Company is developing a preclinical stage monoclonal antibody for the prevention and treatment of Pertussis, and discovery stage biotherapeutics for the treatment of phenylketonuria (PKU). For more information, please visit Synthetic Biologics’ website at www.syntheticbiologics.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions, and include statements regarding Synthetic Biologics’ intention to focus its resources on its other programs including its two Phase 2 gut microbiome programs and the future clinical outcomes of those product candidates. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, a failure to receive the necessary regulatory approvals for commercialization of Synthetic Biologics’ therapeutics, a failure of Synthetic Biologics’ clinical trials, and those conducted by investigators, to be commenced or completed on time or to achieve desired results, a failure of Synthetic Biologics’ clinical trials to receive anticipated funding, a failure of Synthetic Biologics to successfully develop, market or sell its products, Synthetic Biologics’ inability to maintain material licensing agreements, or a failure by Synthetic Biologics or its strategic partners to successfully commercialize products and other risks and uncertainties described in Synthetic Biologics’ Annual Report on Form 10-K for the year ended December 31, 2014 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this press release is provided only as of the date of this press release, and Synthetic Biologics undertakes no obligation to revise or update any forward-looking statements contained in this press release, except as required by law.

For further information, please contact:

Synthetic Biologics, Inc. (Corporate and Investors)

Kris Maly, Vice President, Corporate Communication, (734) 332-7800, info@syntheticbiologics.com

Vincent I. Perrone, Manager, Corporate Communication, (240) 660-2000, info@syntheticbiologics.com

KCSA Strategic Communications (Media)

Lewis Goldberg, Managing Partner, (212) 896-1216, lgoldberg@kcsa.com

Caitlin Kasunich, Account Director, (212) 896-1241, ckasunich@kcsa.com

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